Exhibit 21.1


                         DELUXE CORPORATION SUBSIDIARIES

Designer Checks Inc. (Alabama)
Direct Checks Unlimited, Inc. (Colorado)
DLX Check Printers, Inc. (Minnesota)
DLX Check Texas, Inc. (Minnesota)
Deluxe Financial Services, Inc. (Minnesota)
Deluxe Financial Services Texas, L.P. (Texas)
Deluxe Mexicana S.A. de C.V. (Mexico) (50% owned)
PPS Holding Company, Inc. (Minnesota)
PPS Services 1 Inc. (Minnesota)
PPS Services 2 Inc. (Minnesota)
Paper Payment Services LLC (Minnesota)
Plaid Moon Inc. (Minnesota)